Exhibit 5.1

March 29, 2023

Sterling Bancorp, Inc.
One Towne Square, Suite 1900
Southfield, Michigan 48076

Re:	Sterling Bancorp, Inc. – Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as special counsel to Sterling Bancorp, Inc., a Michigan corporation (the “Company”), in connection with the preparation of the Registration Statement on Form S-8 filed on March 29, 2023 by the Company with the U.S. Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”) (the “Registration Statement”). The Registration Statement relates to the registration under the Act of 300,000 shares of common stock, no par value, of the Company (the “Common Stock”) to be issued pursuant to the terms of the Sterling Bank & Trust 401(k) Plan (the “Plan”). This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K of the General Rules and Regulations of the Act.

For purposes of this opinion letter, we have examined and relied as to factual matters upon information contained in originals or copies, certified or otherwise identified to our satisfaction, upon the following documents:

1.	the Registration Statement;

2.	the Company’s Third Amended and Restated Articles of Incorporation (the “Articles”);

3.	the Company’s Second Amended and Restated Bylaws (the “Bylaws”); and

4.	the Plan in the form included as Exhibit 4.4 to the Company’s Registration Statement on Form S-8, filed on April 1, 2022 (Registration No. 333-264058).

We have also examined originals or copies of such certificates, corporate records, agreements, instruments and other documents, and examined such matters of law, that we considered necessary or appropriate as a basis for the opinions set forth herein. In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such latter documents. As to any facts material to the opinions expressed herein that we did not independently establish or verify, we have relied upon oral or written statements and representations of officers and other representatives of the Company and others.

Arnold & Porter Kaye Scholer LLP 250 West 55th Street | New York, NY 10019-9710 | www.arnoldporter.com

March 29, 2023

Based upon the foregoing and subject to the assumptions and qualifications set forth herein, it is our opinion that:

1.	The Common Stock has been duly authorized by all necessary corporate action on the part of the Company.

2.	When the Registration Statement has been declared effective under the Act and when the Common Stock has been contributed by the Company to the unitized stock fund of the Plan in accordance with the terms and conditions set forth in the Plan, the Common Stock will be validly issued, fully paid and non-assessable.

The opinions set forth herein are subject to the following additional assumptions and qualifications:

1.              In rendering the opinions set forth herein, we do not express any opinion concerning any law other than the Michigan Business Corporation Act and we express no opinion or view as to the effect of the laws, rules or regulations of any other jurisdiction on the opinions expressed herein. Our opinion is rendered only with respect to the Michigan Business Corporation Act is currently in effect. As to matters governed by the law specified in the foregoing sentences, we have relied exclusively on the latest standard compilations of such laws as reproduced in commonly accepted unofficial publications available to us.

2.              We are not members of the Bar of the State of Michigan, do not have offices in the State of Michigan and have not obtained any opinions of Michigan local counsel relating to the opinions contained in this opinion letter.

3.              We have assumed without verification that, with respect to the minutes of any meetings of the Board of Directors of the Company or any committees thereof that we have examined, due notice of the meetings was given or duly waived, the minutes accurately and completely reflect all actions taken at the meetings and a quorum was present and acting throughout the meetings.

March 29, 2023

4.              We have assumed that the form of certificates representing the Common Stock to be issued pursuant to the Plan will conform with the applicable requirements of the Michigan Business Corporation Act and the Articles and the Bylaws.

5.              With respect to any Common Stock held as treasury shares that may be contributed to the Plan, we assume that such shares were validly issued before they were acquired by the Company and became treasury shares, and that certificates evidencing the Common Stock have been duly countersigned by the Company’s registrar and transfer agent.

6.              We are not rendering any opinion as to compliance with any U.S. federal or state antifraud laws, rules or regulations relating to securities, or to the sale or issuance thereof.

The opinions set forth above are limited to the matters expressly set forth herein, and no opinion is implied or may be inferred beyond the matters expressly stated. The opinions set forth herein are based on the Michigan Business Corporation Act, as it presently has been interpreted to apply to the Company and the transactions and matters addressed herein on the date hereof, and we can give no assurance that the opinions set forth herein would not be different after any change in any of the foregoing occurring after the date hereof. This opinion speaks only as to facts in effect or existing as of the date hereof, and we undertake no obligation or responsibility to update or supplement this opinion to reflect any facts or circumstances that may hereafter come to our attention.

March 29, 2023

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. In giving such consent, we do not thereby admit that we are experts within the meaning of the Act or the rules and regulations of the Commission or that this consent is required by Section 7 of the Act.

Very truly yours,

/s/ Arnold & Porter Kaye Scholer LLP

Arnold & Porter Kaye Scholer LLP